DATED November 4, 1996
                             ----------------------






             (1)  SID INSTRUMENTS INC.

             (2)  FINNIGAN MAT (NEVADA) INC.

             (3)  THERMO INSTRUMENT SYSTEMS INC.










                   __________________________________________

                                    AGREEMENT
                     for the sale and purchase of the whole
                         of the issued share capital of
                                 Masslab Limited

                  --------------------------------------------
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        THIS AGREEMENT is made the 4th day of November 1996


        BETWEEN:


        (1) SID INSTRUMENTS INC. (the "Vendor") a Delaware corporation whose principal office is at 81 Wyman Street, Waltham, MA 02254, USA; and


        (2) FINNIGAN MAT (NEVADA) INC. ("the Purchaser"), a Nevada corporation whose principal office is 355 River Oaks
             Parkway, San Jose, CA 95134, USA; and


        (3) THERMO INSTRUMENT SYSTEMS INC. ("Thermo"), a Delaware corporation whose principal office is at 81 Wyman Street, Waltham, MA 02254, USA


        WHEREAS:


        (A) Masslab Limited, ("the Company") is a private company incorporated with limited liability in England further particulars of which are set out in Schedule 2.


        (B) The Vendor has agreed to sell and the Purchaser has agreed to buy the Shares (as defined) on the terms and subject to the conditions contained in this Agreement.


        AGREED as follows:


        1.   INTERPRETATION


        1.1 In this Agreement and the Schedules to it the following expressions shall, unless the context otherwise requires, have the following meanings:


             "the Effective Date"               29 September 1996;
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             "the Shares"             the shares in the capital of

                                      the Company set out in Column (2)
                                      of Schedule 1;


        1.2 The headings in this Agreement are for ease of reference only and shall not be taken into account in construing this Agreement.


        1.3 References to Clauses and Schedules are to clauses and schedules of this Agreement.


        2.   SALE AND PURCHASE


        2.1 The Vendor agrees to sell with full title guarantee, the Shares and the Purchaser agrees to purchase the Shares with effect on and from the Effective Date free from any liens, claims, charges, encumbrances and equities and together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

        2.2 The aggregate consideration for the purchase of the Shares shall be the sum set out in Column (3) of Schedule 1 receipt of which the Vendor hereby acknowledges. The Purchaser and Vendor acknowledge and agree that such Consideration represents the sum of (i) the net tangible assets of the Company (assumed to be $2,597,000) as of the date of the Vendor's acquisition of the Shares as part of the acquisition on March 29, 1996 by Thermo and its subsidiaries of certain businesses of Fisons plc (the "Fisons Businesses") pursuant to the Amended and Restated Asset and Stock Purchase Agreement dated as of March 29, 1996 among Thermo, Thermo Electron Corporation and Fisons plc (the "Restated Agreement"), plus (ii) a percentage of the total goodwill associated with Thermo's acquisition of the Fisons Businesses equal to the sales of the Company for the 1994 and 1995 fiscal years relative to the total sales of the Fisons Businesses for such years (the "Company Percentage"),
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             plus (iii) the Company Percentage of the total costs
             incurred by Thermo in acquiring the Fisons Businesses and in restructuring the sales and service organization of the Fisons Businesses (the "Restructuring Costs"). The parties acknowledge that the purchase price paid by Thermo for the Fisons Businesses is subject to a post-closing adjustment based on the difference between the value of the net tangible assets of the Fisons Businesses as shown on the closing balance sheet dated as of March 29, 1996 (the "Closing Balance Sheet") and the target net tangible asset value provided for in the Restated Agreement. In the event of any such adjustment, the Consideration shall be recalculated in accordance with the second sentence of this paragraph to account for (A) any adjustment in the net tangible assets (other than cash) of the Company as shown on the Closing Balance Sheet from $2,597,000 and (B) any adjustment in the total goodwill associated with Thermo's acquisition of the Fisons Businesses. In addition, the Consideration shall be subject to recalculation in accordance with the fourth sentence of this paragraph in the event that the Restructuring Costs incurred are less than $532,000. If the recalculation made pursuant to this paragraph results in an increase in the Consideration, the Purchaser shall pay the amount of such increase to the Vendor, and if any such recalculation results in a decrease in the Consideration, the Vendor shall pay the amount of such decrease to the Purchaser. Any payment made pursuant to the preceding sentence shall be made within ten days after the Closing Balance Sheet has become final (in the case of any adjustment related to the Closing Balance Sheet) and no later than March 29, 1997 (in the case of an adjustment related to the Restructuring Costs) and shall also be accompanied by interest from the date hereof calculated as provided in Section 4.1 of the Restated Agreement.
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        3.   FURTHER ASSURANCE


             The Vendor shall on or at any time after the date of this Agreement execute and do all such deeds, documents, acts and things as the Purchaser shall reasonably require to give effect to this Agreement.


        4.   WARRANTIES


        4.1 The Vendor represents, warrants and undertakes to and with the Purchaser in the terms contained in Schedule 3.


        4.2 The representations, warranties and undertakings contained in Schedule 3 shall continue in full force and effect after the date of this Agreement.


        5.   COMPLETION


             Completion of the sale and purchase of the Shares shall take place on the date of this Agreement at such time and place as the parties shall agree when:


             (a) the Vendor shall hand to the Purchaser duly executed transfers in favor of the Purchaser and the share certificates in respect of the Shares;


             (b) the Vendor shall, if required, hand to the Purchaser the certificate of incorporation, statutory books and common seal of the Company;


             (c) the Purchaser shall pay in cash the Consideration in accordance with Clause 2.2.
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        6.   INDEMNITY


        6.1 The Vendor agrees to indemnify and hold harmless the Purchaser from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Purchaser as a result of
             (i) the inaccuracy of any representation or warranty contained in Schedule 3 hereof; (ii) the breach by the Vendor of any provision hereof; or (iii) any third party claim arising due to the act of omission of the Vendor or the Company from March 29, 1996 and prior to the date hereof.


        6.2 The Purchaser agrees to indemnify and hold harmless the Vendor from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Vendor as a result of the breach by the Purchaser of any provision hereof.


        6.3 Whenever any claim shall arise or indemnification under this Agreement, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party"), of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which the indemnified Party is entitled
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             to indemnification hereunder without the prior consent of
             the Indemnifying Party, unless proceedings have been commenced against the Indemnified Party and the Indemnifying Party shall not have taken control of such proceedings after notification thereof as provided in Clause 6.4 of this Agreement.


        6.4 In connection with any claim giving rise to indemnity hereunder resulting from or arising out of a claim or legal proceedings by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, on notice to the Indemnified party, assume the defense of any such claim or legal proceedings if it acknowledges to the Indemnified Party its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control), the defense of any such action, with Solicitors of its own choice and its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date the Indemnifying Party is notified of such claim pursuant to Clause 8.1 hereof, (i) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as are appropriate in the Indemnified Party's reasonable judgment, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with Solicitors of its own choice and at its own expense.
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        7.   GENERAL

             The provisions of this Agreement shall enure to the benefit of the successors and assigns of the Vendor and the Purchaser.


        8.   NOTICES


        8.1 A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class pre-paid recorded delivery post or by fax to the party due to receive the notice or communication, at its address set out in this Agreement or at such other address as either party may specify by notice in writing to the other.


        8.2 In the absence of evidence of earlier receipt, a notice or communication is deemed given:


             8.2.1 if delivered personally, when left at the address referred to in the introduction hereto;


             8.2.2 if sent by post, the second business day after its posting;

             8.2.3     if sent by fax, on completion of its transmission.


        9.   GUARANTEE


             Thermo hereby unconditionally guarantees the obligations of the Vendor arising under this Agreement.
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        10.  GOVERNING LAW


             This Agreement shall be governed by and construed in all respects in accordance with English Law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim or matter arising in relation to this Agreement.
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                                   SCHEDULE 1


                     Particulars of Shares and Consideration


                (1)                  (2)                          (3)
        Name of the Company    Particulars of Shares         Consideration
        -------------------    ---------------------         -------------

        Masslab Limited      2 Ordinary Shares                $6,817,000
                             of 1 British Pound
                             Sterling each
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                                   SCHEDULE 2

                           Particulars of the Company



        Date of Incorporation:             31/01/96


        Registered Office:            Pickfords Wharf
                                      Clink Street
                                      London SE1 9DG


        Number of registration:            3153082


        Authorised Share Capital:          1,000


        Issued Share Capital:              2
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                                   SCHEDULE 3


        1. The Vendor has full power and authority to enter into and perform its obligations under this Agreement and the signing of this Agreement does not violate any provision of the Vendor's Certificate of Incorporation.


        2. The Vendor is a company duly incorporated under the laws of the State of Delaware, USA.


        3. The execution of this Agreement, nor the consummation of the transaction herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will breach any current provisions of English law nor conflict with or result in a breach of any of the terms, conditions or provisions of or constitute default under any material agreement or instrument to which the Vendor is a party or by which it is bound.
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        SID INSTRUMENTS INC.



        By:  Earl R. Lewis
           -------------------
             Earl R. Lewis
             President

        FINNIGAN MAT (NEVADA) INC.



        By:  Philip L. Warren
           ----------------------
             Philip L. Warren
             President



        THERMO INSTRUMENT SYSTEMS INC.



        By:  Earl R. Lewis
           ------------------
             Earl R. Lewis
             Executive Vice President